Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	Oct. 21, 2010

For Release:	Immediately

Contact:	Chanel Lagarde (News Media) (504) 576-4238 clagar1@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Exhibit 99.2
Entergy Reports Third Quarter Earnings

New Orleans, La.  Entergy Corporation (NYSE:ETR) today reported third quarter 2010 as-reported earnings of $492.9 million, or $2.62 per share, compared with $455.2 million, or $2.32 per share, for third quarter 2009. On an operational basis, Entergy’s third quarter 2010 earnings were $518.1 million, or $2.76 per share, compared with $470.7 million, or $2.40 per share, in third quarter 2009.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2010 vs. 2009
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
As-Reported Earnings	2.62	2.32	0.30	5.38	4.66	0.72
Less Special Items	(0.14)	(0.08)	(0.06)	(0.40)	(0.26)	(0.14)
Operational Earnings	2.76	2.40	0.36	5.78	4.92	0.86
         *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2010

•	Utility’s earnings were higher primarily due to increased net revenue, which was partially offset by an increase in non-fuel operation and maintenance expense.
•
Entergy Nuclear’s earnings decreased as a result of lower net revenue, resulting from decreased generation output due to increased planned and unplanned outage days, and higher non-fuel operation and maintenance expense.

•	Parent & Other’s results improved due primarily to lower income tax expense on Parent & Other activities.

“Despite challenging times, near-record warm temperatures boosted Entergy’s third quarter earnings per share to the highest of any quarterly period in company history,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “Even with this achievement, we continue to focus on the building blocks for delivering long-term value – safety, operational excellence, and meeting regulatory expectations – in both the Utility and Entergy Wholesale Commodities businesses as well as maintaining solid financial strength and disciplined risk management.”

Other Business Highlights

•
Entergy Texas reached an unopposed settlement in its base rate case, subject to approval by the Public Utility Commission of Texas, reflecting a total $68 million rate increase to be fully implemented by May 2011.

•
The J.A. FitzPatrick plant completed a record-setting “breaker to breaker” run, setting a new all-time record for the number of days of continuous operation within the Entergy fleet and seventh all-time for all boiling water reactors in the United States.

•	Reports by the New York Independent System Operator and ISO New England point to the criticality of Indian Point and Vermont Yankee to their regions.
•	For the ninth consecutive year Entergy was named to the Dow Jones Sustainability World Index.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Thursday, Oct. 21, 2010, with access by telephone, 719-457-2080, confirmation code 5590047. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available through Oct. 28, 2010, by dialing 719-457-0820, confirmation code 5590047. The replay will also be available on Entergy’s website at www.entergy.com.

Utility

In third quarter 2010, Utility’s as-reported and operational earnings were $333.6 million, or $1.78 per share, compared to $294.8 million, or $1.50 per share, on the same bases in third quarter 2009. The Utility earnings increase in the current quarter is due primarily to higher net revenue as a result of both increased sales across all customer classes and rate adjustments associated with base rate cases at Entergy Arkansas and Entergy Texas implemented during the current quarter and prior year rate adjustments at Entergy Gulf States Louisiana and Entergy Louisiana under their formula rate plans. Partially offsetting higher net revenue was higher non-fuel operation and maintenance expense driven by increased compensation-related expenses and higher outage costs at generating units. The net effect of lower depreciation expense, lower other income, and higher income tax expense were also partially offsetting. New depreciation rates established in the Arkansas rate case settlement contributed to the reduction in depreciation expense in the current quarter. Other income decreased as a result of the absence of income from storm carrying charges and a gain on a land sale recorded in third quarter 2009. Higher income tax expense was primarily due to the net effect of consolidated income tax adjustments across the Entergy companies, partially offset by state income tax benefits realized in connection with storm cost financings in Louisiana.

Residential sales in third quarter 2010, on a weather-adjusted basis, increased 0.9 percent compared to third quarter 2009. Commercial and governmental sales, on a weather-adjusted basis, increased 1.7 percent quarter over quarter. Industrial sales in the third quarter increased 8.5 percent compared to the same quarter of 2009.

The industrial customer segment reflected strong sales growth on continuing signs of economic recovery, which was also evident in the residential and commercial classes. In addition, residential and commercial sales benefited from significantly warmer-than-normal weather. The improvement in industrial sales in the third quarter 2010 was driven by inventory restocking and strong exports with the chemicals, refining, and miscellaneous manufacturing sectors leading the improvement.

Entergy Nuclear

Entergy Nuclear earned $133.9 million, or 71 cents per share, on an as-reported basis in third quarter 2010, compared to as-reported earnings of $200.4 million, or $1.02 per share, in third quarter 2009. On an operational basis, third quarter 2010 Entergy Nuclear’s earnings were $159.1 million, or 85 cents per share, versus $210.7 million, or $1.07 per share, in the third quarter of the prior year. Entergy Nuclear’s operational earnings decreased as a result of lower net revenue due primarily to lower generation resulting from additional planned and unplanned outages. Also, contributing to the decrease in earnings was higher non-fuel operation and maintenance expense due to higher compensation-related expenses. Partially offsetting these decreases was lower income tax expense, which was primarily due to adjustments in an income tax reserve and the net effect of consolidated income tax adjustments.

Parent & Other

Parent & Other reported earnings of $25.4 million, or 13 cents per share, on both as-reported and operational bases in third quarter 2010 compared to losses of $40.0 million, or 20 cents per share on an as-reported basis and $34.8 million, or 17 cents per share on an operational basis in third quarter 2009. Lower income tax expense on Parent & Other activities was the primary factor driving results for the quarter. The current quarter reflects an adjustment in income tax reserves resulting from a favorable Tax Court ruling. The net effect of consolidated income tax adjustments also contributed.

Outlook

Entergy affirmed its earnings guidance ranges of $5.95 to $6.80 per share on an as-reported basis and $6.40 to $7.20 per share on an operational basis. On April 15, 2010, Entergy revised its 2010 as-reported earnings guidance to a range of $5.95 to $6.80 per share from $6.15 to $6.95 per share to reflect the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus Energy Corporation and EquaGen LLC. This charge will be classified as a special item in 2010, and therefore is excluded from the operational earnings per share guidance range. The total potential charge estimated at $0.40 to $0.45 per share as of April 2010, includes previously identified special items for spin-off dis-synergies and expenses for outside services provided to pursue the spin-off, for which $0.25 per share had already been reflected in as-reported earnings guidance. Efforts to eliminate spin-off dis-synergies are well under way, with expectations to eliminate these costs during 2010.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated Oct. 21, 2010, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2009; (ii) Entergy’s Form 10-Qs for the quarters ended March 31, 2010 and June 30, 2010; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear operating and regulatory risks; and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2010 vs. 2009
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
As-Reported
Utility	1.78	1.50	0.28	3.68	2.80	0.88
Entergy Nuclear	0.71	1.02	(0.31)	1.83	2.34	(0.51)
Parent & Other	0.13	(0.20)	0.33	(0.13)	(0.48)	0.35
Consolidated As-Reported Earnings	2.62	2.32	0.30	5.38	4.66	0.72

Less Special Items
Utility	-	-	-	-	-	-
Entergy Nuclear	(0.14)	(0.05)	(0.09)	(0.50)	(0.17)	(0.33)
Parent & Other	-	(0.03)	0.03	0.10	(0.09)	0.19
Consolidated Special Items	(0.14)	(0.08)	(0.06)	(0.40)	(0.26)	(0.14)

Operational
Utility	1.78	1.50	0.28	3.68	2.80	0.88
Entergy Nuclear	0.85	1.07	(0.22)	2.33	2.51	(0.18)
Parent & Other	0.13	(0.17)	0.30	(0.23)	(0.39)	0.16
Consolidated Operational Earnings	2.76	2.40	0.36	5.78	4.92	0.86

Entergy Corporation
Consolidated Income Statement
Three Months Ended September 30
(in thousands)

	2010	2009
	(unaudited)
Operating Revenues:
Electric	$2,638,752	$2,195,461
Natural gas	27,263	24,030
Competitive businesses	666,161	717,604
Total	3,332,176	2,937,095
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	748,863	559,129
Purchased power	484,694	388,308
Nuclear refueling outage expenses	64,885	61,441
Other operation and maintenance	808,688	681,576
Decommissioning	53,380	50,069
Taxes other than income taxes	138,217	128,851
Depreciation and amortization	264,621	280,641
Other regulatory charges (credits) – net	(1,814)	(13,224)
Total	2,561,534	2,136,791
Operating Income	770,642	800,304
Other Income (Deductions):
Allowance for equity funds used during construction	15,064	14,770
Interest and dividend income	38,911	64,730
Other than temporary impairment losses	(206)	(457)
Miscellaneous - net	(14,748)	5,739
Total	39,021	84,782
Interest and Other Charges:
Interest on long-term debt	126,078	130,132
Other interest - net	9,997	22,625
Allowance for borrowed funds used during construction	(8,949)	(8,252)
Total	127,126	144,505
Income Before Income Taxes	682,537	740,581
Income Taxes	184,636	280,414
Consolidated Net Income	497,901	460,167
Preferred Dividend Requirements of Subsidiaries	5,015	4,998
Net Income Attributable to Entergy Corporation	$492,886	$455,169

Earnings Per Average Common Share
Basic	$2.65	$2.35
Diluted	$2.62	$2.32

Average Number of Common Shares Outstanding - Basic	185,962,431	193,424,904
Average Number of Common Shares Outstanding - Diluted	187,777,172	195,875,241

Entergy Corporation
Consolidated Income Statement
Nine Months Ended September 30
(in thousands)

	2010	2009
	(unaudited)
Operating Revenues:
Electric	$6,859,791	$6,140,823
Natural gas	154,426	126,914
Competitive businesses	1,940,256	1,979,259
Total	8,954,473	8,246,996
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,939,077	1,927,692
Purchased power	1,376,055	1,034,483
Nuclear refueling outage expenses	191,395	178,454
Other operation and maintenance	2,211,382	2,021,462
Decommissioning	157,423	148,119
Taxes other than income taxes	400,597	385,649
Depreciation and amortization	789,392	799,183
Other regulatory charges (credits) – net	15,555	(29,371)
Total	7,080,876	6,465,671
Operating Income	1,873,597	1,781,325
Other Income (Deductions):
Allowance for equity funds used during construction	45,990	47,499
Interest and dividend income	123,124	170,007
Other than temporary impairment losses	(1,255)	(85,396)
Miscellaneous - net	(32,050)	(20,910)
Total	135,809	111,200
Interest and Other Charges:
Interest on long-term debt	420,314	383,255
Other interest - net	43,140	69,406
Allowance for borrowed funds used during construction	(27,274)	(26,547)
Total	436,180	426,114
Income Before Income Taxes	1,573,226	1,466,411
Income Taxes	536,227	534,101
Consolidated Net Income	1,036,999	932,310
Preferred Dividend Requirements of Subsidiaries	15,048	14,993
Net Income Attributable to Entergy Corporation	$1,021,951	$917,317

Earnings Per Average Common Share
Basic	$5.44	$4.73
Diluted	$5.38	$4.66

Average Number of Common Shares Outstanding - Basic	187,968,582	194,044,214
Average Number of Common Shares Outstanding - Diluted	189,914,439	197,382,562

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended September 30

	2010	2009	% Change	% Weather-Adjusted
	(Millions of KWh)
Electric Energy Sales:
Residential	12,365	11,213	10.3	0.9
Commercial	8,660	8,131	6.5	1.8
Governmental	681	663	2.7	1.0
Industrial	10,276	9,473	8.5	8.5
Total to Ultimate Customers	31,982	29,480	8.5	3.6
Wholesale	1,063	1,164	(8.7)
Total Sales	33,045	30,644	7.8

Nine Months Ended September 30
	2010	2009	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	29,715	26,206	13.4	2.2
Commercial	21,935	20,842	5.2	2.1
Governmental	1,854	1,802	2.9	2.4
Industrial	28,871	26,402	9.4	9.4
Total to Ultimate Customers	82,375	75,252	9.5	4.7
Wholesale	3,351	3,864	(13.3)
Total Sales	85,726	79,116	8.4

September 30

	2010	2009	% Change
Electric Customers (End of period):
Residential	2,356,216	2,335,387	0.9
Commercial	334,642	330,922	1.1
Governmental	16,166	15,652	3.3
Industrial	47,622	47,647	(0.1)
Total Ultimate Customers	2,754,646	2,729,608	0.9
Wholesale	24	29	(17.2)
Total Customers	2,754,670	2,729,637	0.9